Exhibit 10.3
June 29, 2019

Vidya Peters
[***]

Re: Offer Letter

Dear Vidya,

Marqeta, Inc. (the “Company”) is delighted to extend this offer to join our team to you. These are incredibly exciting times at Marqeta and we look forward to having you join! The terms of this offer are outlined below.

1.    Position. You will perform the duties of Chief Marketing Officer reporting to me. You will initially be based in our Oakland, California office and we anticipate that you will relocate to Amsterdam after approximately one (1) year at Marqeta. This offer is for a full-time, exempt position and we estimate that your start date will be on or about September 3, 2019 (the date you actually commence employment with the Company will be the “Start Date”).

2.    Compensation.

a)    Salary. You will be paid an annual base salary of $350,000 payable semi-monthly in accordance with the Company’s normal payroll process.
b)    Performance Bonus. You are also eligible to participate in the Company’s discretionary Bonus Plan; your annual bonus target is 75% of your base salary. For 2019 you will be eligible to receive a pro- rated bonus based on the portion of the year you were employed by the Company.
c)    Sign-On Bonus. The company agrees to pay a $50,000 sign-on bonus within the first 30 days of employment, on the condition that you are an active employee and in good standing. If you resign from your position without Good Reason (as defined below) or are terminated by the Company for Cause (as defined in the Plan) within 12 months of your Start Date, you agree to repay the post-tax sign-on bonus to the Company within 30 days of your termination date.

Your salary and bonus are both subject to all normal payroll deductions and required withholdings. In addition, you will be reimbursed for any business-related expenses in accordance with the Company’s reimbursement policy.

3.    Stock Option. It will be recommended to the Company’s Board of Directors that you be granted an option to purchase 2,000,000 shares of the Company’s Common Stock, with an exercise price per share equal to the fair market value of a share of Common Stock on the date of the grant. Subject to any vesting acceleration set forth in this offer letter and the Plan, twenty-five percent (25%) of the shares subject to the option shall vest on the one-year anniversary of your Start Date and the remaining shares subject to the option shall vest in equal monthly installments over the three years thereafter. The provisions of your stock option grant shall otherwise be subject to the provisions of the Company’s standard form of Stock Option Agreement and the Plan.

If the Company adopts an equity grant refresh program for all or substantially all of its executives, the Company shall recommend to its Board of Directors that you be eligible to participate in substantially the same manner as other executives following the one-year anniversary of your Start Date.

In the event you are either (i) terminated by the Company without Cause (as defined in the Plan) or (ii) you resign for Good Reason (as defined below), in either case within three (3) months before or twelve (12) months after the consummation of a Corporate Transaction (as defined in the Plan), then subject to you delivering to the Company or its successor a fully executed and effective general release of claims in favor of the Company or its successor, then 100% of the shares subject to your outstanding equity awards, including the stock option described above, will vest as of the date of such termination. Further, In the event you are terminated by the Company without Cause (as defined in the Plan) prior to the twelve (12) month anniversary of your Start Date then you will be considered to have vested monthly from the Start Date until such termination date. For clarity, if you are terminated without Cause on October 3, 2019 then you will have vested in 1/48th of the shares subject to the option.
For purposes of this letter agreement, “Good Reason” means that you have complied with the “Good Reason Process” following the occurrence of any of the following events:

(i)    a material diminution in your responsibilities, authority, or duties;

(ii)    a material diminution in your base salary, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or

(iii)    a change in geographic location of more than 50 miles at which you provide services to the Company.

For these purposes, “Good Reason Process” means that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition, (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4.    Benefits. You will be eligible to participate in the Company’s standard benefit plans, including, but not limited to, medical, dental, vision and disability insurance coverages. Marqeta’s benefit plans also include Paid Time Off (PTO). The Company reserves the right to modify at its sole discretion the compensation and benefits plans, as it deems necessary.

5.    Confidential Information and Inventions Assignment Agreement. To enable the Company to safeguard its proprietary and confidential information, it is a condition of hire that you sign the enclosed Confidential Information and Inventions Assignment agreement, which prohibits unauthorized use or disclosure of the Company’s proprietary information and solicitation of its employees and customers.

You will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. You agree that you will not bring onto the Company’s premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

6.    At-Will Employment. Your employment at the Company is “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

7.    Background Check. This offer is contingent upon a successful employment verification and background check. The company reserves the right to rescind its offer of employment before your Start Date based upon information received in the background verification.

8.    Complete Offer and Agreement. This letter, together with your Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Changes to the terms of your employment can be made only in writing and signed by you and an authorized executive of the Company, although it is understood that the Company may, from time to time, in its sole discretion, adjust the salaries, incentive compensation and benefits paid to you and other employees, as well as job titles, locations, duties, responsibilities, assignments and reporting relationships as needed.

9.    Acceptance. This offer will remain open for three days. To indicate your acceptance, please sign and date this letter. If you accept our offer, we would like you to start on or before September 3, 2019 or such later date as Marqeta completes and reviews the background check.

Vidya, I expect you will make a significant contribution to our success and will enjoy a meaningful career here at Marqeta. We very much look forward to your favorable reply.

Sincerely,
Marqeta, Inc.
/s/ Jason Gardner
Jason Gardner
CEO

Accepted:

Vidya Peters        /s/ Vidya Peters        Date        July 1, 2019

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is between Marqeta, Inc. (the “Company”), Broadstreet Payroll Services B.V. (“Broadstreet”) and Vidya Peters (“Employee”) (together “the Parties”).

WHEREAS, Employee is employed by the Company through Broadstreet and the Company and Employee have previously entered into an Employee Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”);

WHEREAS, Employee is a participant in the Company’s Executive Severance Plan (the “Severance Plan”);

WHEREAS, Employee and the Company have mutually agreed that Employee will resign from her employment with the Company and any other employment relationship she may have with any entity affiliated with or related to the Company, including but not limited to Broadstreet, with an effective date of December 3, 2022 (the date of Employee’s actual termination of employment, the “Separation Date”);

WHEREAS, Effective as of September 3, 2022 (the “Transition Date”), Employee ceased to serve as the Company’s Chief Operating Officer and resigned from all officer and director positions Employee has with the Company and any of its affiliates and from the Transition Date through the Separation Date (the “Transition Period”), Employee will serve as a Sales Advisor to the Company reporting to the Company’s Chief Executive Officer; and

WHEREAS, in connection with Employee’s resignation of employment as described herein, and the Company and Employee have mutually agreed to release each other from any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands arising from or related to the employment relationship or Employee’s separation from the Company and its affiliates, including, but not limited to, any and all claims that the Employee may have against the Company, Broadstreet and any of the Releasees as defined below.

The Parties hereby agree as follows:

1.    Transition; Cancellation of Unvested Equity Awards. During the Transition Period, as a Sales Advisor, Employee will continue to be paid Employee’s base salary and holiday allowance as in effect prior to the Transition Date, but will not earn or be entitled to earn any other compensation and all vesting of her outstanding equity awards covering Company equity securities will cease and any such equity awards that were unvested as of the Transition Date will terminate and be cancelled and Employee will have no further rights or entitlements thereto. During the Transition Period, Employee will assist in the transition of Employee’s duties and responsibilities as the Company’s Chief Operating Officer and will perform such other duties and responsibilities as may reasonably be assigned to Employee by the Company’s Chief Executive Officer.

2.    Consideration. As consideration for and expressly conditioned upon Employee’s execution, without revocation, and compliance with the provisions of this Agreement, the Company will provide, or cause an affiliate of the Company to provide, the following:
(a)    Base Pay. Within thirty (30) days of the Separation Date, the Company shall pay (or cause to be paid) the Employee a lump sum amount equal to six (6) months of Employee’s standard base pay (which amount is €189,113), less applicable withholdings (including applicable United States and/or Dutch wage tax, social security contributions or similar levies).

(b)    Bonus. Within thirty (30) days of the Separation Date, the Company shall pay (or cause to be paid) the Employee a lump sum amount equal to seventy-five percent (75%) of Employee’s target annual bonus (which amount is €241,119), less applicable withholdings (including applicable United States and/or Dutch wage tax, social security contributions or similar levies).

(c)    Health Coverage. Within thirty (30) days of the Separation Date, the Company shall pay (or cause to be paid) the Employee a lump sum amount equal to six (6) months of Employee’s cost for health coverage Employee is obligated to pay as of the Separation Date (which amount is €1,499), less applicable withholdings (including applicable United States and/or Dutch wage tax, social security contributions or similar levies).

3.    Post-Employment Cooperation. For the six-month period after the Separation Date, Employee agrees to cooperate with and assist the Company and Releasees, including but not limited to providing prompt, accurate and complete responses to questions, producing requested documents, submitting requested declarations attesting to facts known by the Employee, and preparing for, submitting to and attending any deposition or trial in which her testimony is requested by the Company in any action against the Company. The Company will pay Employee the hourly rate of Four Hundred Euro (€400.00) per hour, plus reasonable and necessary expenses for any services or travel subsequent to the Separation Date upon Employee’s submission of invoices and receipts for any and all pre-approved services and expenses.

4.    Equity. The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Employee is entitled to receive or purchase, as applicable, from the Company, Employee will be considered to have vested only up to the Transition Date. The Company and Employee acknowledge that:

(a)    As of the Transition Date, Employee will have vested only in the stock options reflected on Exhibit A (the “Vested Options”) and no more, and has no right or entitlement to any other stock options or other equity in the Company.

(b)    Based on the Separation Date, Employee shall have until March 3, 2023 to exercise any of the Vested Options. Except as modified herein, the exercise of Employee’s Vested Options shall continue to be governed by the terms and conditions of the Marqeta, Inc. 2011 Equity Incentive Plan and Stock Option Agreement between the Company and Employee (the “Stock Agreement”). Nothing in this Agreement shall interfere with, forfeit or waive any of Employee’s rights with respect to any of the Vested Options as set forth in Exhibit A. The exercise of Employee’s Vested Options shall continue to be governed by the terms and conditions of the Stock Agreement.
5.    Benefits. Employee’s health insurance benefits shall cease on the last day of December 2022. Employee’s participation in all other benefits and incidents of employment shall cease as of the Separation Date.

6.    Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than (i) the consideration set forth in this Agreement and (ii) Employee’s final paycheck, the Company has paid or provided all salary, wages, bonuses, accrued holiday allowance, leave, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee. Employee further acknowledges and represents that Employee has received any leave to which Employee was entitled or which Employee requested, if any, under applicable laws and/or ordinances, and that Employee did not sustain any workplace injury, during Employee’s employment with the Company.

7.    Mutual Release of Claims. Employee agrees that this was a negotiated agreement reached when both parties were represented by counsel, or had the opportunity to be represented by counsel, and with the amount to be paid to Employee and the terms of the Agreement being negotiated between the parties and the parties agreed and hereby agree that foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, Broadstreet and their respective current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred or will occur, including, without limitation:

(a)    any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b)    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
(d)    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; the California Family Rights Act; the California Labor Code, and; the California Fair Employment and Housing Act ;

(e)    any and all claims for violation of the federal or any state constitution;

(f)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h)    any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Employee represents that Employee has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this section. This release does not extend to any claims for indemnity by Employee arising or occurring prior to the Separation Date, to the maximum extent permitted by applicable law, arising out of any claims or suits against Employee in connection with Employee’s employment with the Company, for which Employee shall immediately notify the Company upon her awareness of such a claim.

Company and Broadway agree that the foregoing considerations and undertakings represent settlement in full of all outstanding obligations owed to it by Employee. The Company and Broadway, on its own behalf and on behalf of its predecessors and successors in interest, and its and their officers, directors, principals, shareholders, members, contractors, employees, insurers, attorneys, representatives, agents and assigns (“Company Releasors”), hereby and forever releases the Employee, her executors, administrators, heirs, successors, representatives, agents, attorneys, and assigns (“Employee Releasees ), from and against and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Company Releasors may possess against any of the Employee Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Separation Date.

8.    Additional Acknowledgement. Employee further agrees and acknowledges that she has previously advised Employer of all facts or circumstances that she believes may constitute a violation of the legal obligations of Employer and/or the Releasees, including but not limited to any violation of any federal, state or local law or regulation. Employee agrees and acknowledges that to the best of her knowledge (i) all such compliance concerns were resolved to her satisfaction; and (ii) she is not aware of any other compliance issues concerning Employer and/or the Releasees and/or their business practices, or alleged violations by Employer and/or the Releasees.

9.    Acknowledgment of Waiver of Claims under ADEA. Employee understands and acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; and (d) this Agreement shall not be effective until after the revocation period has expired. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

10.    Unknown Claims. Employee acknowledges that Employee has been advised to consult with legal counsel and that Employee is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Employee’s favor at the time of executing the release, which, if known by Employee, must have materially affected Employee’s settlement with the releasee. Employee, being aware of said principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect.

11.    No Pending or Future Lawsuits. Employee represents that she has no lawsuits, claims, or actions pending in her name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that she does not intend to bring any claims on her own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. Notwithstanding the foregoing, nothing herein prevents any actions or disclosures expressly allowed by the Permitted Disclosures and Actions provision set forth below.

12.    Confidentiality. Except as set forth in the Permitted Disclosures and Actions provisions set forth below, Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as set forth herein or as otherwise required by law, Employee may disclose Separation Information only to her immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s legal counsel, and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns and Government agencies including the Netherlands Employees Insurance Agency (UWV), and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that she will not publicize, directly or indirectly, any Separation Information.

Employee acknowledges and agrees that the confidentiality of the Separation Information is of the essence. The Parties agree that if the Company proves that Employee breached this Confidentiality provision, the Company shall be entitled to (i) claw back such portion of the Severance Payment that is equal to the Company's costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action, and/or (ii) an award for an amount that exceeds the Severance Payment if the costs exceed this amount, without regard to whether the Company can establish actual damages from Employee’s breach, except to the extent that such breach constitutes a legal action by Employee that directly pertains to the ADEA. Any such individual breach or disclosure shall not excuse Employee from her obligations hereunder, nor permit her to make additional disclosures. Employee warrants that she has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party.

13.    Permitted Disclosures and Actions. This Agreement does not prohibit or restrict Employee, the Company, or the other Releasees from: (i) disclosing information regarding unlawful acts in the workplace, including, but not limited to, sexual harassment; (ii) initiating communications directly with, cooperating with, providing relevant information, or otherwise assisting in an investigation by (A) the SEC, or any other governmental, regulatory, or legislative body regarding a possible violation of any federal law; or (B) the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws, or as compelled or requested by lawful process; (iii) responding to any inquiry from any such governmental, regulatory, or legislative body or official or governmental authority, including an inquiry about the existence of this Agreement or its underlying facts or circumstances; or (iv) participating, cooperating, testifying, or otherwise assisting in any governmental action, investigation, or proceeding relating to a possible violation of any such law, rule or regulation. Employee is, however, waiving any right to recover money in connection with any agency charge or agency or judicial decision, including class or collective action rulings, other than bounty money properly awarded by the SEC.

14.    Trade Secrets and Confidential Information/Company Property. Employee agrees at all times hereafter to hold in the strictest confidence, and not to use or disclose to any person or entity, any Confidential Information of the Company. Employee understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know- how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Employee has called or with whom she became acquainted during the term of her employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information disclosed to Employee by the Company either directly or indirectly, in writing, orally, or by drawings or observation of parts or equipment. Employee further understands that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Employee’s or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Employee hereby grants consent to notification by the Company to any new employer about Employee’s obligations under this paragraph. Employee represents that she has not to date misused or disclosed Confidential Information to any unauthorized party. Employee agrees that Employee will return all documents and other items provided to Employee by the Company (with the exception of a copy of the Employee Handbook and personnel documents specifically relating to Employee), developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company no later than the Separation Date.

15.    DTSA Notice. Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (a) Where the disclosure is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. See 18 U.S.C. § 1833(b)(1)). Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. See 18 U.S.C. § 1833(b)(2). Nothing in this Agreement is intended in any way to limit such statutory rights.

16.    No Cooperation. Subject to the provisions in Permitted Disclosures and Actions paragraph, Employee agrees that she will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that she cannot provide counsel or assistance.

17.    Mutual Nondisparagement. Except to the extent allowed under the Permitted Disclosures and Actions section, Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, including of the Company’s executives, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee further agrees to not disparage or impugn the reputation of any Releasee individually or as a group, in any way, including but not limited to making any derogatory statements in verbal, written, electronic or any other form about any Releasee. The foregoing includes, but is not limited to, any derogatory statement made in, or in connection with, any article or book, on a website, in a chat room, via the Internet, television or radio or other media. Employee shall direct any inquiries by potential future employers to the Company’s human resources department. In response to such inquiries, Company shall provide only verification of the dates of Employee’s employment and titles held. Company solely by and through its officers and Directors agrees to refrain from any disparagement, defamation, libel, or slander of Employee.
18.    Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, the Parties acknowledge and agree that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the nonbreaching party to pursue all remedies and damages available under applicable law. In connection with breach by Employee, the Company may also seek to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

19.    Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

20.    Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences, social insurance liability obligations, or similar levies with respect to the payments and any other consideration provided to Employee or made on her behalf under the terms of this Agreement or otherwise. Employee agrees and understands that she is responsible for payment, if any, of local, state, and/or federal taxes, social insurance liability obligations, or similar levies on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.

21.    No Representations. Employee represents that she has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

22.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

23.    Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

24.    Entire Agreement. This Agreement represents the entire agreement and understanding between the Company, Broadstreet and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and Broadstreet and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company and Broadstreet, including, without limitation, the Severance Plan, but with the exception of the Confidentiality Agreement and the Stock Agreement, except as modified herein.
25.    No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

26.    Governing Law. This Agreement is governed by the laws of the Netherlands. Any disputes between the parties shall be brought before the competent court in the Netherlands.

27.    Effective Date. Employee understands that this Agreement shall be null and void if not executed by her within twenty-one (21) days. Each Party has fourteen (14) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the fifteenth (15th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”). On and after the Effective Date, this Agreement may not be rescinded wholly or partially.

28.    Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29.    Voluntary Execution of Agreement. Employee understands and agrees that she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of her claims against the Company and any of the other Releasees. Employee acknowledges that:
(d)    she has read this Agreement;

(e)    she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of her own choice or has elected not to retain legal counsel;

(f)    she understands the terms and consequences of this Agreement and of the releases it contains;

(g)    she is fully aware of the legal and binding effect of this Agreement; and

(h)    she is not ill or otherwise incapacitated at the time of signing this
Agreement.

The Parties have executed this Agreement on the dates set forth below.

Dated: September 28, 2022    Vidya Peters, an individual

                            /s/ Vidya Peters

Dated: September 28, 2022    Marqeta, Inc.

By: / s/ Seth Weissman
Seth Weissman, Chief Legal Officer, General Counsel, and Secretary

Dated: September 28, 2022                Broadstreet Payroll Services B.V.

        By: /s/ Patricia van der Hut
Patricia van der Hut, Managing Partner

Exhibit A
Vested Options
as of September 3, 2022

Grant Number	Grant Date	Number of Shares/Options	Number of Shares/Options Vested as of Vesting Completion Date
00000653	10/3/19	51,546	51,546
00000654	10/3/19	2,345,014	1,703,017
00000779	2/11/21	150,000	62,500
000002985	3/15/22	358,511	57,363
000002984	3/15/22	54,472	11,467